UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No.  ___  )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

EAGLE FINANCIAL SERVICES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(l) and 0-11

EAGLE FINANCIAL SERVICES, INC.

2 East Main Street

P.O. Box 391

Berryville, Virginia 22611

NOTICE OF 2022 ANNUAL MEETING OF SHAREHOLDERS

The 2022 Annual Meeting of Shareholders (the “Annual Meeting”) of Eagle Financial Services, Inc. (the “Company”) will be held in a virtual format on Tuesday, May 17, 2022, at 10:00 a.m.  There will be no physical location for shareholders to attend.

To be admitted to the Annual Meeting, you must follow the instructions found on the notice separately mailed to you, your proxy card, or voting instruction form.  You may vote during the Annual Meeting by following the instructions available on the meeting website during the meeting. Whether or not you plan to attend the virtual Annual Meeting, we urge you to vote and submit your proxy in advance of the meeting by one of the methods described in the proxy materials for the Annual Meeting.

The items of business are:

1.

To elect four (4) Directors, Thomas T. Gilpin, Scott M. Hamberger, John R. Milleson and Robert Smalley, Jr., each for a term of three (3) years and elect two (2) Directors, Tatiana C. Matthews, and Edward Hill, III, each for a term of two years.

2.	To ratify the appointment of Yount, Hyde & Barbour, P.C., as our independent registered public accounting firm for the year ending December 31, 2022.

3.	To approve, in an advisory, non-binding vote, the compensation of the Company’s named executive officers disclosed in the Proxy Statement.

4.	To transact such other business as shall properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on March 18, 2022, as the record date for determining the shareholders of the Company entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

By order of the Board of Directors,

Kaley P. Crosen

Executive Vice President, Secretary

Berryville, Virginia

April 6, 2022

To be admitted to the Annual Meeting at https://web.lumiagm.com/240219847, you must have your control number available and follow the instructions found on your notice, proxy card or voting instruction form.  You may vote during the Annual Meeting by following the instructions available on the meeting website during the meeting.

Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted. If you request a paper copy of the proxy card, you may complete, sign, date and return the proxy card using the postage-paid envelope provided. The proxy card, when returned properly executed, will be voted in the manner directed in the proxy statement. You may vote by phone or Internet.  Instructions regarding the methods of voting are contained on the notice, proxy card or voting instruction form.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 17, 2022:

The proxy statement and the Company’s 2021 annual report on Form 10-K are available athttps://www.bankofclarke.bank/EFSI_Annual_Meetings.html

EAGLE FINANCIAL SERVICES, INC.

2 East Main Street

P.O. Box 391

Berryville, Virginia 22611

PROXY STATEMENT

2022 ANNUAL MEETING OF SHAREHOLDERS

May 17, 2022

This Proxy Statement is being furnished to the shareholders of Eagle Financial Services, Inc. (the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Shareholders to be held in a virtual format on May 17, 2022 at 10:00 a.m. by accessing https://web.lumiagm.com/240219847, and at any adjournment thereof.

We are furnishing our proxy materials primarily over the Internet rather than mailing paper copies of those materials to each shareholder. On or about April 6, 2022, we first mailed an Important Notice Regarding the Availability of Proxy Materials on the Internet (the “Notice”) to shareholders and posted our proxy materials on the Internet site referenced therein. These proxy materials include the accompanying notice of Annual Meeting, this proxy statement, the proxy card and our Annual Report on Form 10-K for the year ended December 31, 2021. The Notice provides information regarding how to access these proxy materials on the Internet, vote your shares or request a paper copy of these materials.

The cost of solicitation of proxies and preparation of proxy materials will be borne by the Company.  Solicitations of proxies will be made by use of the United States mail, electronic notice and access to the Internet, and may be made by direct or telephone contact by employees of the Company.  Brokerage houses and nominees will be requested to forward the proxy materials to the beneficial holders of the shares held of record by these persons, and the Company will reimburse them for their reasonable charges in this connection.

Shareholders are encouraged to vote using any of the methods available to our shareholders. If you are a registered shareholder and attend the virtual meeting, you may vote during the Annual Meeting by following the instructions available on the meeting website during the meeting. “Street name” shareholders who wish to attend and vote during the virtual meeting will need to contact your broker or agent to obtain a legal proxy from the institution that holds their shares. The Company also is pleased to offer its shareholders the convenience of voting by phone and online via the Internet. Please review the Notice separately mailed to you, the proxy card or your voting instruction form, as applicable, for instructions.

If a shareholder executes a proxy by completing and returning a proxy card or voting by phone or online in time to be voted at the Annual Meeting, the shares represented by it will be voted in accordance with those instructions. If no direction is made, proxies will be voted in favor of the election of the nominees named in proposal one, for the ratification of accountants in proposal two, for the advisory vote to approve the compensation of the Company’s named executives officers in proposal three and in the best judgment of Mrs. Mary Bruce Glaize and Messrs. Thomas T. Byrd and Douglas C. Rinker on such other business, if any, which may properly come before the meeting or any adjournment.  Any person who has returned a proxy has the power to revoke it at any time before it is exercised by submitting a subsequent using any of the prescribed methods, by giving notice in writing to the Secretary of the Company, or by attending the virtual meeting and voting online during the meeting. If your shares are held in “street name” by your bank or broker and you want to change or revoke your vote, please follow the instructions given by the institution that holds your shares.

The close of business on March 18, 2022, has been fixed as the record date for the Annual Meeting and any adjournment thereof.  The number of shares of Common Stock outstanding on that date and entitled to vote at the Annual Meeting was 3,478,772.  Each outstanding share of the Company’s Common Stock is entitled to one vote on all matters submitted to shareholders at the meeting.  There are no cumulative voting rights.  A majority of the shares of Common Stock entitled to vote, represented at the virtual Annual Meeting in person or by proxy, constitutes a quorum for the transaction of business at the Annual Meeting.

A shareholder may abstain or (only with respect to the election of directors) withhold his or her vote (collectively, “Abstentions”) with respect to each item submitted for shareholder approval.  Abstentions will be counted for purposes of determining the existence of a quorum.  Abstentions will not be counted as voting in favor of or against the relevant item.

A broker who holds shares in “street name” has the authority to vote on certain items when it has not received instructions from the beneficial owner, except for certain items for which brokers are prohibited from exercising such discretion.  “Broker shares” that are voted on at least one matter will be counted for purposes of determining the existence of a quorum for the transaction of business at the Annual Meeting.  Where brokers do not have or do not exercise such discretion, the inability or failure to vote is referred to as a “broker nonvote.”  Under the circumstances where the broker is not permitted to, or does not, exercise its discretion, assuming proper disclosure to the Company of such inability to vote, broker nonvotes will not be counted as voting in favor of or against the particular matter.  A broker is prohibited from voting on proposals one and three without instructions from the beneficial owner; therefore, there may be broker nonvotes on proposals one and three.  A broker may vote on proposal two without instructions from the beneficial owner; therefore, no broker nonvotes are expected to exist in connection with this proposal.  If you held your shares in street name, please vote to ensure your shares are voted at the Annual Meeting.

The purposes of the meeting are to elect Directors, ratify the appointment of the Company’s accountants, hold advisory votes on the Company’s executive compensation and vote on such other business, if any, that may properly come before the meeting or any adjournment.  The Board of Directors is not aware of any matters other than those described in this Proxy Statement that may be presented for action at the Annual Meeting.  However, if other matters do properly come before the Annual Meeting, the persons named in the proxy card possess discretionary authority to vote in accordance with their best judgment with respect to such other matters.

PROPOSAL ONE - ELECTION OF DIRECTORS

The Board of Directors of the Company is structured into three classes (I, II, and III) with one class elected each year to serve a three-year term.  The term of Class I Directors will expire at the Annual Meeting. The persons named below, all of whom are currently members of the Board, will be nominated to serve as Class I Directors.  If elected, the Class I nominees will serve until the 2025 Annual Meeting of Shareholders or until their respective successors are elected and qualified.  In addition, Tatiana C. Matthews, and Edward Hill, III were appointed to the Board of Directors in January 2022 and have been nominated to serve as a Class III Directors to serve until the 2024 Annual Meeting of Shareholders or until their respective successors are elected and qualified. All nominees have consented to be named and have indicated their intent to serve if elected.  Those nominees receiving the greatest number of votes shall be deemed elected even though they may not receive a majority.  Abstentions and broker non-votes will not be considered votes cast and will have no effect on the outcome of this proposal.

Certain information concerning the nominees for election at the Annual Meeting is set forth below, as well as certain information about the Class II and III Directors who will continue in office until the 2023 and 2024 Annual Meetings of Shareholders, respectively.  The following biographical information discloses each Director’s age, principal occupation during the last five years and the year that each individual was first elected to the Board of Directors of the Company or previously to the Board of Directors of Bank of Clarke County (the “Bank”), the predecessor to and now a wholly owned subsidiary of the Company.  In addition, the following information includes the particular experiences, qualifications, attributes and skills that lead the Board to conclude that each person should serve as a Director.

The Board of Directors recommends a vote FOR the Directors nominees set forth below.

Class I (Nominees to serve until the 2025 Annual Meeting):

Thomas T. Gilpin, 69, has been a Director since 1986.

Mr. Gilpin is the Chairman of the Board of both the Company and the Bank.  He is the President of Lenoir City Company, a real estate investment company in Winchester, Virginia.  He is also President of Clarco Corporation, which operates as Northside Lanes, a bowling center in Winchester, Virginia.  He is also a Board member for Valley Health System.  Mr. Gilpin’s broad experience provides the Company leadership and consensus-building skills to guide the Board through critical discussions regarding its current challenges and future strategic initiatives.

Scott M. Hamberger, 50, has been a Director since 2016.

Mr. Hamberger is the President and CEO of Integrus Holdings, Inc. where he has been employed since founding the company in 1993. Integrus’ flagship business, Fortessa Tableware Solutions, is a recognized global leader in commercial foodservice and upscale consumer tableware. As an entrepreneur and executive, Mr. Hamberger brings analytical ability and leadership skills to his role as Director.  Additionally, he has served as a Director and Chairman of the Loudoun County Chamber of Commerce, as a Trustee and Chairman of Inova Loudoun Hospital, and as a Trustee of Marymount University.  By living, volunteering, and operating a business in the Company’s area of operations, Mr. Hamberger is able to help identify the needs of the Company’s customers and potential customers.

John R. Milleson, 65, has been a Director since 1999.

Mr. Milleson had been the President and Chief Executive Officer of both the Company and the Bank from 1999 to July 2019.  From 1997 to 1999, he was Executive Vice President and Secretary-Treasurer of the Company and Executive Vice President and Chief Administrative Officer of the Bank.  He brings operational risk management and financial accounting knowledge.

Robert W. Smalley, Jr., 70, has been a Director since 1989.

Mr. Smalley is the active member of Smalley Properties, LLC and the President of Smalley Package Co., Inc., a company focused on real estate management in Berryville, Virginia. He is also the Vice Chairman of Loudoun Mutual Insurance Company, a property and casualty insurance provider in the State of Virginia.  Mr. Smalley’s institutional knowledge and longstanding board service make him a distinctively qualified member of the board.

Class III (Nominees to serve until the 2024 Annual Meeting):

Tatiana C. Matthews, 65, has been a Director since 2022.

Ms. Matthews is the Co-Founder, President and Chairman of the Board of the Matthews Group, Inc. t/a TMG Construction Corporation (TMG). TMG is a leading design/builder and general contractor serving institutional, governmental, and military clients. Woman/Native American owned and MBE-certified, TMG specializes in new construction, renovations and additions, and facilities maintenance support under Lump Sum, Indefinite Delivery/Indefinite Quantity (IDIQ) Task Order and Job Order contracts.

Edward Hill, III, 57, has been a Director since 2022.

Dr. Hill is a physician executive, entrepreneur, investor, innovator and medical jurisprudence professional with cross-discipline education, training and experience and a cross-functional skill set. He is a founding member of several corporations and companies in the northern Virginia area including Alpharix Partners, LLC, Fetal Cerebral, Inc., and Forensic Perinatal, Inc.

Class III (Incumbent directors to serve until the 2024 Annual Meeting):

Mary Bruce Glaize, 66 has been a Director since 1998.

Mrs. Glaize is a retired educator and local volunteer. She currently serves on the finance committee of the Board of Shenandoah University and is a member of the Garden Club of Virginia Partnership for Parks.  Additionally, Mrs. Glaize is a founder and trustee emerita of the Shenandoah Valley Discovery Museum.  Her involvement in the communities in which the Company operates allows her to identify the needs of the Bank’s customers and potential customers.

Cary C. Nelson, 47, has been a Director since 2018.

Mrs. Nelson is the President of H.N. Funkhouser & Company, a local family-owned petroleum company that operates in the Northern Shenandoah Valley of Virginia.  Mrs. Nelson is a native of the Winchester/Frederick County, Virginia area.  She is a Certified Public Accountant with a Bachelor of Science degree from the University of Richmond. Additionally, Mrs. Nelson is the former President of the Rotary Club of Winchester.  Is a board member of the Mount Hebron Cemetery and the Top of Virginia Regional Chamber. Her business experience and skill set are valuable resources to the Company in both her role on the Board of Directors and the Company’s Audit Committee.

Class II (Incumbent directors to serve until the 2023 Annual Meeting):

Thomas T. Byrd, 76, has been a Director since 1995.

Mr. Byrd is a Director of Winchester Cold Storage, a member of the Rotary Club of Winchester and a member of the Mount Hebron Cemetery Board of Managers.  Additionally, Mr. Byrd owns both North Kent Properties LLC and HTB Investments LLC, real estate management firms in Winchester, VA. In March 2018, Mr. Byrd retired from a long career in the newspaper publishing business of local and regional newspapers. Through his experiences, Mr. Byrd has developed relevant financial, accounting and compliance knowledge.

Brandon C. Lorey, 52, has been a director since 2019.

Mr. Lorey has been the President and Chief Executive Officer of both the Company and its subsidiary bank, Bank of Clarke County since July 2019.  Prior to joining the Company in 2019, he served as Executive Vice President, Head of Consumer Banking of United Bank, a $7.3 billion asset bank headquartered in Connecticut, since 2015.  Previously, he served as Executive Vice President, Consumer Lending from April 2014 to June 2015, as Senior Vice President, Head of Consumer Lending from February 2013 to April 2014.  Prior to joining United Bank and its predecessors, he served as Chief Credit and Lending Officer for H&R Block Bank in Kansas City, Senior Vice President at Sovereign Bank in Pennsylvania and held various roles at Chevy Chase Bank, a Federal Savings Bank in Maryland, including Vice President of risk, finance, operations and direct sales.

Douglas C. Rinker, 62, has been a Director since 2006.

Mr. Rinker is the Chairman of the Board of Winchester Equipment Company, an equipment sales, rental and service company headquartered in Winchester, Virginia. Additionally, Mr. Rinker currently serves as Chairman of the Frederick County Economic Development Authority.  As the Chairman of a successful company, Mr. Rinker provides the Board with valuable insight and guidance on the issues of corporate strategy, business community growth and risk management.  Mr. Rinker has demonstrated his commitment to the community by assisting several community and civic organizations.

John D. Stokely, Jr., 69, has been a Director since 2006.

Mr. Stokely is the President and owner of Cavalier Land Development Corp., a real estate development company in Oakton, Virginia and is a former President of the Northern Virginia Building Industry Association and the Home Builders Association of Virginia.  Mr. Stokely is also a former Chairman and a current Trustee of Shenandoah University as well as a Trustee of the University of Virginia School of Engineering and Applied Science.  His broad experience and perspective as an entrepreneur brings to the Board a substantial resource with respect to finance, strategic planning and corporate governance.

Executive Officers Who Are Not Directors

Kathleen J. Chappell, 55, has served as Executive Vice President and Chief Financial Officer of the Company and the Bank since 2019.  Previously, she served as Senior Vice President and Chief Financial Officer of the Company and the Bank from 2009 to 2019. From 2005 to 2008 she served as Senior Vice President and Chief Financial Officer of Middleburg Financial Corporation.

Kaley P. Crosen, 56, has served as Secretary of the Company and as Executive Vice President and Chief Human Resources Officer of the Bank since 2019.  Previously, she served as Senior Vice President and Human Resources Director from 2008 to 2019. Ms. Crosen served as Vice President of Human Resources from 1999 to 2008.

Joseph T. Zmitrovich, 52, has served as Executive Vice President and Chief Revenue Officer of the Bank since 2019.  Previously, he served as Senior Vice President and Chief Lending Officer of the Bank from 2016 to 2019. From 2015 to July 2016, he served as Market President of the Southern Pennsylvania region for BB&T.  From 2008 to 2015 he served as Senior Vice President and Commercial Executive for Susquehanna Bank.

SECURITY OWNERSHIP

Ownership of Directors and Executive Officers

The following table sets forth, as of March 18, 2022, certain information with respect to beneficial ownership of shares of Common Stock by each of the members of the Board of Directors, by each of the executive officers included in the “Summary Compensation Table” below (collectively, the “named executive officers”) and by all Directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature
	of Beneficial		Percent of
	Ownership (1)		Class (2)
Thomas T. Byrd	61,469	(3)	1.77%
Kathleen J. Chappell	10,083		*
Thomas T. Gilpin	111,058	(3)	3.19%
Mary Bruce Glaize	12,767		*
Scott M. Hamberger	1,316		*
Edward Hill III	200		*
Brandon C. Lorey	24,353		*
John R. Milleson	135,769	(3)	3.90%
Tatiana C. Matthews	142		*
Cary R. Nelson	2,861		*
Douglas C. Rinker	17,693		*
Robert W. Smalley, Jr.	20,962	(3)	*
John D. Stokely, Jr.	15,379		*
Joseph T. Zmitrovich	15,608		*

Directors and executive officers as a group (15 persons)	447,020	(3)(4)	12.85%

____________________________________

*Percentage of ownership is less than one percent of the outstanding shares of Common Stock.

(1)

For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934 under which, in general, a person is deemed to be the beneficial owner of a security if he has, or shares, the power to vote, or direct the voting, of the security or the power to dispose of, or direct, the disposition of the security, or if he has the right to acquire beneficial ownership of the security within 60 days.

(2)	Based on 3,478,772 shares issued and outstanding at March 18, 2022.
(3)

Amounts presented include shares of Common Stock that the individuals beneficially own indirectly through family members and affiliated companies and other entities as follows: Mr. Byrd, 61,469; Ms. Chappell, 29; Mr. Gilpin, 64,968; Mr. Milleson, 91; Ms. Nelson, 312; Mr. Smalley, 1,639; Mr. Stokely, 5,815.

(4)	Amounts presented include shares of Common Stock held in the Bank of Clarke County Employee 401(k) Savings and Stock Ownership Plan as follows: Mrs. Crosen, 3,689.

Ownership of Certain Beneficial Owners

The following table sets forth, as of March 18, 2022, certain information with respect to the beneficial ownership of shares of Common Stock by each person who owns, to the Company’s knowledge, more than 5% of the Company’s Common Stock.

Name and Address	Number of Shares		Percent of Class (%) (1)
James R. Wilkins, Jr. 13 South Loudoun Street Winchester, Virginia 22601	249,264	(2)	7.17

(1)	Based on 3,478,772 shares issued and outstanding at March 18, 2022.
(2)	Amount includes 37,000 shares held as trustee under the terms of certain trusts and 59,882 shares held by affiliated companies and other entities.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors and executive officers, and any persons who own more than 10% of the outstanding shares of Common Stock, to file with the Securities and Exchange Commission (the “SEC”) reports of ownership and changes in ownership of Common Stock.  Directors and executive officers are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports that they file.  Based solely on review of the copies of such reports furnished to the Company or written representation that no other reports were required, the Company believes that, during the 2021 year, all filing requirements applicable to its officers and directors were timely satisfied other than as follows: one report reporting one transaction for each of Ms. Addo, Mr. Byrd, Ms. Claytor, Mr. Gilpin, Ms. Glaize, Mr. Hamberger, Mr. Milleson, Mr. Rinker, Mr. Smalley and Mr. Stokely; and one late report reporting two transactions for each of Ms. Chappell, Ms. Crosen, Mr. Esterhay, Mr. Lorey and Mr. Zmitrovich.

CORPORATE GOVERNANCE AND

THE BOARD OF DIRECTORS

General

The business and affairs of the Company are managed under the direction of the Board of Directors in accordance with the Virginia Stock Corporation Act and the Company’s Articles of Incorporation and Bylaws.  Members of the Board are kept informed of the Company’s business through discussions with the Chairman of the Board, the President and Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board of Directors and its committees.

Independence of the Directors

The Board of Directors has determined that the following 10 individuals of its total 12 members are independent as defined by the listing standards of the Nasdaq Stock Market (“Nasdaq”):  Mrs. Glaize, Ms. Matthews, Mrs. Nelson and Messrs. Byrd, Gilpin, Hamberger, Hill, Rinker, Smalley and Stokely.  There are no relationships between the Company and any independent directors.  The Directors not considered independent are Mr. Lorey, who serves as the President and Chief Executive Officer of the Company and Mr. Milleson, who had served as the President and Chief Executive Officer of the Company within the past three years.

Board Leadership Structure and Risk Oversight

The Company has been operating for over 140 years using a board leadership structure in which the President and Chief Executive Officer (“CEO”) and Chairman of the Board of Directors positions are filled by separate individuals. The Company believes that its leadership structure is appropriate because by having an outside independent Chairman, there exists a certain degree of control and balanced oversight of the management of the Board’s functions and its decision-making processes. In accordance with the Company’s bylaws, the Board of Directors elects the CEO and the Chairman, and each of these positions may be held by the same person or may be held by two persons. Under the Company’s Corporate Governance Guidelines, the Board does not have a policy, one way or the other, on whether the role of the Chairman and CEO should be separate and, if it is to be separate, whether the Chairman should be selected from the non-employee directors or be an employee. Under its charter, the Nominating and Corporate Governance Committee periodically reviews and recommends to the Board the leadership structure of the Board. Because the Company’s Chairman and CEO positions are served by two individuals, the Company currently does not require a Lead Director.

The Company believes that its leadership structure allows the directors to provide effective oversight of its risk management function. The Audit Committee oversees the accounting and financial reporting processes of the Company, as well as legal and compliance matters and risk management. The Audit Committee charter provides that the Audit Committee is responsible for overseeing the internal controls of the Company along with its adherence with compliance and regulatory requirements.  In carrying out its responsibilities, the Audit Committee works closely with members of Company’s executive management and employees of the firm to which the external audit services of the Company are outsourced.  The Audit Committee meets regularly and receives an overview of findings from various risk management initiatives including internal audits, Sarbanes Oxley and compliance reports.  The Audit Committee also receives updates between its regular meetings from the CEO, Chief Financial Officer (“CFO”) and Chief Risk Officer (“CRO”) and other members of management relating to risk oversight matters.  The Audit Committee provides minutes of all its meetings to the full Board.  The full Board also engages in periodic discussions with the CEO, CFO and other corporate officers as the Board may deem appropriate.

In addition to the Audit Committee, the other committees of the Board consider the risks within their areas of responsibility.  For example, the Compensation Committee considers the risks that may exist in the Company’s executive compensation programs.  For a discussion of the Compensation Committee’s review of the Company’s senior executive officer compensation plans, employee incentive compensation plans, and the risks associated with these plans, see “Compensation Policy and Practices Review” on page 9 of this Proxy Statement.

Code of Ethics

The Board of Directors has approved a Code of Ethics for directors, officers and all employees of the Company and the Bank.  The Board has also approved an addendum to the Code of Ethics applicable to the Company’s senior financial management, consisting of the Chief Executive Officer and Chief Financial Officer.  The Code of Ethics addendum addresses, among other things, standards that are reasonably necessary to promote honest and ethical conduct, including conduct with respect to conflicts of interest, full, fair, accurate, timely and understandable disclosure in the Company’s required periodic reports and compliance with applicable governmental rules and regulations.  A copy of the Company’s Code of Ethics and its addendum may be obtained by visiting the “Investor Relations” section of the Bank’s website at www.bankofclarke.bank.

Board and Committee Meeting Attendance

During 2021, the Board of Directors of the Company held ten meetings. The Directors of the Company also serve as Directors of the Bank.  The Bank’s Board held twelve meetings in 2021.  During 2021, all Directors attended greater than 75% of the aggregate number of meetings of both Boards of Directors and meetings of committees on which he or she was a member.

Executive Sessions

Independent Directors meet periodically outside of regularly scheduled Board meetings.  These sessions are led by the Chairman of the Board.  The Independent directors met four times during 2021.

Committees of the Board

Audit Committee.  The Audit Committee is appointed by the Board of Directors to fulfill its oversight responsibility to the shareholders relating to the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements and the qualifications, independence and the performance of the internal audit function. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of both the Company’s Director of Internal Audit and the independent registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for the Company.  The Audit Committee and the Board of Directors have adopted a written charter for the Audit Committee, which may be viewed by visiting the “Investor Relations” section of the Bank’s website at www.bankofclarke.bank.

The Audit Committee met five times during 2021.  This committee consists of Mrs. Nelson and Messrs. Gilpin, Hamberger and Smalley.  Each of the members of the Audit Committee is independent as that term is defined in the listing standards of Nasdaq and Securities and Exchange Commission regulations. The Board has determined that Mrs. Nelson qualifies as an audit committee financial expert as defined by SEC regulations and has designated her as the Company’s audit committee financial expert.

Compensation Committee.  The Compensation Committee is a committee of the Bank’s Board of Directors.  The Compensation Committee met three times in 2021.  The Compensation Committee reviews the CEO’s performance and compensation and reviews and sets guidelines for compensation of the other executive officers.  All decisions by the Compensation Committee relating to the compensation of the Company’s executive officers are reported to the full Board of Directors.  The Compensation Committee consists of Ms. Matthews and Messrs. Hamberger, Rinker, and Smalley, each of whom is independent as that term is defined by the listing standards of Nasdaq and SEC regulations.  The Compensation Committee and the Board of Directors have adopted a written charter for the Compensation Committee, which may be viewed by visiting the “Investor Relations” section of the Bank’s website at www.bankofclarke.bank.

Nominating/Corporate Governance Committee.  The Nominating/Corporate Governance Committee is appointed by the Board of Directors.  The Nominating/Corporate Governance Committee met three times during 2021. The Nominating/Corporate Governance Committee consists of Mrs. Nelson and Messrs. Byrd, Gilpin, Hamberger, Rinker and Stokely, each of whom is independent as that term is defined in the listing standards of Nasdaq.  The purpose of this committee is to recommend individuals for election to the Board of Directors in accordance with the Company’s Articles of Incorporation and Bylaws and oversee the corporate governance practices of the Company. The

Nominating/Governance Committee and the Board of Directors have adopted a written charter for the Nominating/Corporate Governance Committee, which may be viewed by visiting the “Investor Relations” section of the Bank’s website at www.bankofclarke.bank.

In identifying potential nominees, the Nominating/Corporate Governance Committee takes into account such factors as it deems appropriate, including the current composition of the Board, the range of talents, experiences and skills that would best complement those that are already represented on the Board, the balance of management and independent Directors and the need for specialized expertise.  The Board considers candidates for Board membership suggested by its members and management, and the Board will also consider candidates suggested informally by a shareholder of the Company.

The Nominating/Corporate Governance Committee considers, at a minimum, the following factors for potential new Directors or the continued service of existing Directors:

•	the ability of the prospective nominee to represent the interests of the shareholders of the Company;
•	the prospective nominee’s standards of integrity, commitment and independence of thought and judgment;
•

the prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including the prospective nominee’s service on other public company boards; and

•	the extent to which the prospective nominee contributes to the range of talent, skill and expertise that represents a diversity of background appropriate for the Board.

The process used for selecting new candidates for the Board of Directors involves identifying the need to add a new member with specific qualifications or to fill a vacancy.  The Chairman of the Nominating/Corporate Governance Committee will initiate a search, which may involve seeking input from Board members and senior management, and considering any candidates recommended by shareholders.  A list of candidates which satisfy certain criteria and otherwise qualify for membership is presented to the Nominating/Corporate Governance Committee.  The Chairman of the Board, along with the President and Chief Executive Officer, conducts interviews with preferred candidates from the list.  Afterwards, the Nominating/Corporate Governance Committee meets to conduct further interviews of preferred candidates, if necessary, and to recommend final candidates for approval by the full Board of Directors.

Shareholders entitled to vote for the election of directors may submit candidates for formal consideration by the Company in connection with an Annual Meeting if timely written notice is received, in proper form, for each such recommended Director nominee.  If the notice is not timely and in proper form, the nominee will not be considered by the Company.  To be timely for the 2023 Annual Meeting, the notice must be received within the time frame set forth in the section titled “Shareholder Proposals for the 2023 Annual Meeting” within this Proxy Statement.  To be in proper form, the notice must include each nominee’s written consent to be named as a nominee and to serve, if elected, and information about the shareholder making the nomination and the person nominated for election.

Annual Meeting Attendance

The Company has not adopted a formal policy on Director Attendance at its Annual Meeting, although all Directors are encouraged to attend and historically most have done so. All Directors attended the Company’s 2021 Annual Meeting.

Shareholder Communication

Shareholders and other interested parties may communicate with all members or any member of the Board of Directors by addressing correspondence to “Board of Directors” or to the individual Director.  Such correspondence should be addressed to the Secretary of the Company, P.O. Box 391, Berryville, Virginia 22611.  All communications so addressed will be forwarded promptly, without screening, to the Chairman of the Board of Directors (in the case of correspondence addressed to “Board of Directors”) or to the individual Director.

Anti-Hedging Policies

The Company currently does not have any policies with respect to financial instruments or transactions in derivative securities or otherwise that hedge or offset any decrease in the market value of the Company’s common stock.

Director Compensation

The following table provides compensation information for the year ended December 31, 2021, for each non-employee director of the Company’s Board of Directors:

Director Compensation Table

Fiscal Year 2021

	Fees Earned
	or Paid in Cash	Stock Awards	Total
Name (1)	($)	($) (2)	($)
Deborah Addo	16,500	13,250	29,750
Thomas T. Byrd	23,800	13,250	37,050
Thomas T. Gilpin	37,000	13,250	50,250
Mary Bruce Glaize	18,900	13,250	32,150
Scott M. Hamberger	20,200	13,250	33,450
John R. Milleson	20,200	13,250	33,450
Cary C. Nelson	22,200	13,250	35,450
Douglas C. Rinker	23,000	13,250	36,250
Robert E. Sevila	8,100	-	8,100
Robert W. Smalley, Jr.	20,200	13,250	33,450
John D. Stokely, Jr.	24,400	13,250	37,650
Randall G. Vinson	19,400	13,250	32,650
James R. Wilkins, Jr.	20,200	13,250	33,450

____________________

(1)

Brandon C. Lorey, the Company’s President and Chief Executive Officer is not included in this table as he receives no compensation for his services as a director.  The compensation received by Mr. Lorey as an employee is shown in the Summary Compensation Table on page 12.

(2)

The amounts in this column reflect the aggregate grant date fair value of the awards computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation – Stock Compensation (formerly FASB 123R, Share–Based Payment). The grant date fair value for these stock awards of $34.10 per share was based on the closing sales price of the Company’s common stock on the grant date (June 25, 2021). At December 31, 2021, each non-employee director had no shares of restricted stock outstanding.  During 2021, each director received 500 shares of restricted stock in June, which vested in December.

The Compensation Committee evaluates the compensation of the Directors annually.  The Compensation Committee relies primarily on information regarding the director compensation of similar financial institutions.  Based on this evaluation, the Compensation Committee recommends changes in compensation to the Board of Directors for approval.

Non-employee members of the Board of Directors each receive an annual retainer and $500 per Board meeting attended for service as a member of the Bank’s Board of Directors.  During 2021, the Chairman of the Board’s retainer was $20,000 and other directors’ retainer was $10,000.  Members of the Audit Committee and Compensation Committee received $400 per meeting attended. Members of all other Bank committees received $200 per meeting attended during 2021.  In addition to cash compensation, non-employee members of the Board of Directors receive stock awards in accordance with the Company’s Stock Incentive Plan, as disclosed in the footnotes of the table above.

Certain Relationships and Related Transactions

The Company, through its subsidiary Bank, grants loans to and accepts deposits from its directors, principal officers and related parties of such persons during the ordinary course of business.  Loans are granted on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers not related to the Company and do not involve more than the normal risk of collectability or present other unfavorable features.  The aggregate balance of loans to directors, principal officers and their related parties was $5,421,359 at December 31, 2021.  Deposits are accepted on the same terms, including interest rates, as those prevailing at the time for comparable transactions with other customers.  The aggregate balance of deposits from directors, principal officers and their related parties was $13,900,337 at December 31, 2021.

The Company has not adopted a formal policy that covers the review and approval of related person transactions by the Board of Directors.  The Board, however, does review all such transactions that are proposed to it for approval.  During such a review, the Board will consider, among other things, the related person’s relationship to the Company, the facts and circumstances of the proposed transaction, the aggregate dollar amount of the transaction, the related person’s relationship to the transaction and any other material information.  The Audit Committee of the Board also has the responsibility to review significant conflicts of interest involving directors or executive officers.

In addition, any extensions of credit to directors and officers are required to be on substantially the same terms as comparable transactions to non-related parties at the time of the extension of credit, pursuant to Regulation O – Loans to Executive Officers, Directors and Principal Shareholders of Member Banks of the banking regulations applicable to us.

Compensation Policy and Practices Review

The Compensation Committee has authority over the selection, use, and retention of any compensation consultant or any other experts engaged to assist the Committee in discharging its responsibilities.  During 2021, the Committee engaged Pearl Meyer and Partners, LLC (PM) to act as consultant and independent advisor to the Committee. PM assisted the Committee in reviewing compensation strategy and recommending changes to the Company’s peer group, as well as selecting and reviewing compensation and performance data for a peer group of comparable, community financial institutions. PM also aided with conducting assessments of compensation policy, plans, practices to address reporting requirements, long term incentive grant determinations, risk assessment of compensation, and provided periodic updates on regulatory and reporting requirement changes related to compensation. In the capacity as advisor to the Compensation Committee, PM worked directly for the Committee and periodically met with Committee Chair without the presence of Company management.  PM did not provide any consulting services to the Corporation other than in connection with executive compensation. As a result of the above noted actions, the Committee found that the Company’s compensation policies, plans and practices do not encourage unnecessary or unreasonable risk-taking and do not give rise to risks that are reasonably likely to have a material adverse effect on the Company.

EXECUTIVE COMPENSATION

General. The Compensation Committee of the Bank’s Board of Directors reviews the salary and other compensation of executive officers, including the named executive officers, and provides oversight of the compensation programs.  The Compensation Committee consists entirely of non-employee, independent members of the Board of Directors and operates under a written charter approved by the Board of Directors.  All recommendations from the Compensation Committee regarding the compensation of executive officers are approved by the Board of Directors.

Management Say on Pay Vote Results for 2019. At the Company’s 2019 Annual Meeting of Shareholders, approximately 95% of the shareholders who voted on the "say on pay" proposal approved the compensation paid to the Company’s named executive officers. The Compensation Committee believes that the shareholder vote confirms the philosophy and objective of linking our executive compensation to our operating objectives and the enhancement of shareholder value.  This level of shareholder support is viewed as an affirmation of the Company’s current pay practices, and as a result, no significant changes were made to our pay practices. Shareholders will be asked again this year to approve, in an advisory, non-binding vote, the compensation of the Company’s named executive officers disclosed in this Proxy Statement. The Compensation Committee will continue to consider the outcome of the Company's say on pay votes when making future compensation decisions for the named executive officers.

The Committee evaluates the appropriateness and competitiveness of the Company's total compensation program in light of shareholder feedback generally and to ensure the Company's executive compensation program represents the best interests of shareholders. The Committee is committed to performing a thorough assessment and making changes as deemed necessary to attract and retain the highest quality talent, to reward for achieving the Company's objectives, and to align with the best interests of the Company and its shareholders.

Also, at the Company’s 2019 Annual Meeting of Shareholders, the shareholders voted on the frequency with which their advisory vote should be held in the future – every one, two or three years.  Consistent with shareholders’ voting, the Company will follow a three-year cycle, and shareholders will be asked to vote on a “say on pay” proposal again this year. See Proposal Three for more information.

Objectives of the Compensation Program.  The primary objective of the executive compensation program is to attract and retain highly skilled and motivated executive officers who will manage the company in a manner to promote its growth and profitability and to advance the interest of its shareholders.  Additional objectives of our executive compensation program are the following:

•	align executive pay with shareholders’ interests;
•	recognize individual initiative and achievements; and
•	unite the entire executive management team to a common objective.

Executive Compensation Principles.  The executive compensation program generally consists of base salaries, annual cash incentive payments in the form of annual bonuses and long-term equity incentives in the form of stock awards.  These components of executive compensation are used together to strike an appropriate balance between cash and stock compensation and between short-term and long-term incentives.  We expect a portion of an executive officer’s total compensation to be tied both to the Company’s annual and long-term performance as well as to the creation of shareholder value. In particular, we believe that short-term annual cash incentive compensation should be tied directly to both Company performance and individual performance for the fiscal year.  In contrast, we believe that the value of long-term incentive compensation should be tied directly to long-term company performance and an increase in shareholder value.  Under the program, performance above targeted standards results in increased total compensation, and performance below targeted standards results in decreased total compensation.

We differentiate compensation to executive officers based on the principle that total compensation should increase with an executive officer’s position and responsibility. Executive officers with greater roles and responsibilities associated with achieving performance targets should receive a lesser proportion of the reward if those targets are not achieved and should receive a greater proportion of the reward if those targets are met or surpassed.  In addition, as an executive officer’s position and responsibility increases, the use of long-term incentive compensation should increase where executive officers have the greatest influence on strategic performance over time.

How Executive Pay Levels are Determined.  The Compensation Committee reviews the executive compensation program and its elements annually.  In determining the compensation of the executive officers, the Committee evaluates total overall compensation, as well as the mix of salary, cash bonus incentives and equity incentives, using a number of factors including the following:

•	the Company’s financial and operating performance, measured by attainment of specific strategic objectives and operating results;
•	the duties, responsibilities and performance of each executive officer;
•	historical cash and equity compensation levels; and
•	comparative industry market data to assess compensation competitiveness.

With respect to comparative industry data, the Compensation Committee reviews executive salaries and evaluates compensation structures and the financial performance of comparable companies in a peer group established by the Compensation Committee.  The peer group used for comparison purposes is primarily comprised of public companies in the banking industry that are similar in size with similar market capitalizations and other characteristics.

Components of Executive Compensation. The components of the executive compensation program included base annual salary, annual cash incentive payments in the form of bonuses and long-term incentives through equity compensation under the Company’s Stock Incentive Plan.  The Company provides retirement benefits through a 401(k) savings plan.  The Company also provides health and welfare benefits that include participation in health, dental and vision plans and various insurance plans, including disability and life insurance.

Each of the components of executive compensation is designed to reward and provide incentives to executive officers consistent with the Company’s overall policies and principles on executive compensation.  These components and the rationale and methodology for each are described below.  Specific information on the amounts and types of compensation earned by the named executive officers during 2021 can be found in the “Summary Compensation Table” and other tables and narrative disclosures following this discussion.

Base Salary:  The Company’s philosophy regarding base salary is to provide reasonable current income to the named executive officers in amounts that will attract and retain individuals with a broad, proven track record of performance.

The base salary for the President and Chief Executive Officer of the Company is approved by the Board of Directors, excluding the President and Chief Executive Officer, based on the recommendation of the Compensation Committee.  In making determinations regarding compensation for the President and Chief Executive Officer for 2021, the Compensation Committee evaluated the performance of Mr. Lorey based on the Company’s financial performance, achievements in implementing the Company’s long-term strategy, and the personal observations of his performance by the members of the Board of Directors. No particular weight was given to any particular aspects of the performance of the Chief Executive Officer.

Base salaries for executive officers other than the President and Chief Executive Officer are approved by the Compensation Committee based on the recommendation of the President and Chief Executive Officer.  In making base salary determinations for 2021, the President and Chief Executive Officer evaluated the performance of the executive officers based on the Company’s financial performance, achievements in implementing the Company’s long-term strategy, and the personal observations of the executive officers’ performance by the Chief Executive Officer.  The President and Chief Executive Officer also reviews the salary survey prepared by the Virginia Bankers Association.  No particular weight was given to any particular aspects of the performance of the executive officers.

Annual Incentive Bonus: In 2021, the Compensation Committee approved performance metrics under our Senior Officer Incentive Compensation Plan (SOICP), which sets the target level of executive cash incentives as a percentage of base salary, as further described below, at December 31, 2021. Each of the named executive officers participates in the Senior Officer Incentive Compensation Plan.

Executive officers currently have the opportunity to earn an annual incentive award up to a predetermined percentage of total base salary determined by achievement of the Company's operating or consolidated performance goals. In addition to promoting the achievement of corporate performance goals, the incentive awards are designed to align the interests of executive management with those of shareholders in managing a profitable and sound institution.

In 2021, the SOCIP was designed to provide incentives that would be reasonable in relation to the payment of base salaries and overall compensation to executive officers, to be competitive with market and peer group incentive practices, and to provide executive officers the opportunity to earn above-target incentives for above-target performance. Consistent with the design goals of our SOICP, the Compensation Committee determined that 2021 incentive opportunities for the named executive officers should be targeted within a range of 25% to 30% of base salary of the named executive officers. The maximum level of incentive opportunities for named executive officers ranges from 37.5% to 45% of base salary.

Incentive awards are increased when performance exceeds performance targets, and awards are decreased when performance falls below performance targets. Under the SOICP, incentive awards were realized when actual performance results fell within a range of 75% to 125%.  Results that fall below the 75% threshold result in no incentives being awarded. Ultimately, all incentive awards under the 2021 Senior Officer Incentive Compensation Plan are at the discretion of the Compensation Committee. Based on discussion with executive management, the Compensation Committee approved the plan performance objectives and the award formula or matrix by which all awards under the 2021 Senior Officer Incentive Compensation Plan were calculated. Performance measures were selected based on important priorities for the Company in 2021. The Compensation Committee approved a weight for each performance measure to indicate its relative importance and the percent of overall incentives that could be earned for that particular performance measure.

The financial and operating targets approved by the Compensation Committee for the 2021 Senior Officer Incentive Compensation Plan were return on average assets, efficiency, net loan growth and the ratio of noninterest income to total income. In order for any amounts to be awarded with respect to the four financial and operating targets of the SOICP, the Company’s pretax net income needed to reach 80% of its 2021 target. Additionally, should the Company’s nonperforming assets to total assets ratio have reached 1.25%, awards to the plan participants would have been decreased by 20%.  The 2021 incentive award payments to each executive officer are disclosed in the “Summary Compensation Table” below.

Equity Compensation:  The Compensation Committee may provide equity compensation to executive officers through long-term stock awards pursuant to the 2014 Stock Incentive Plan. Equity compensation has been made to executive officers in the form of restricted stock, which is both time and performance based.  The time-based shares vest over a three-year period whereby the executive receives one-third of the shares on the anniversary of the grant date if that executive is employed on the anniversary date. The goal of the Compensation Committee in granting equity compensation is to directly link an executive’s compensation opportunities with shareholder value creation.  The multi-year vesting of stock awards focuses executive officers on consistent long-term growth in shareholder value and requires executive officers to remain employed for extended periods to receive the full benefit of the awards.

On January 4, 2021, the Compensation Committee awarded restricted stock grants and performance vested shares to the executive officers. The total amount of stock awards was set based on the executive’s position.  The Compensation Committee determined that these stock awards should be split between time and performance-based shares, but that more time-based shares should be awarded than performance-based to encourage long-term growth in shareholder value.

The performance-based shares granted in 2021 contained vesting conditions whereby the executive was entitled to receive a portion or all the shares in January 2022 depending upon the Company’s overall ranking in the Performance Trust Capital Partners, LLC Rank the Banks Report of sixty-five Virginia banks, provided that the executive is employed on the anniversary date. The factors considered in the overall ranking of the Performance Trust Capital Partners, LLC Rank the Banks are total assets, net interest margin, noninterest income, total overhead, asset quality and return on average equity.  The Company’s final ranking in the Rank the Banks Report resulted in the executives receiving 82.00% percent of the eligible performance-based shares granted during 2021.

In connection with his appointment as President and Chief Executive Officer, Mr. Lorey received a restricted stock award of 2,933 shares on July 1, 2021, which will vest one year after the grant date. In connection with his performance as President and Chief Executive Officer, Mr. Lorey received a restricted stock award of 2,933 shares on July 1, 2021, which will vest over a three-year period whereby, he receives one-third of the shares on the anniversary of the grant date if he is employed on the anniversary date.

In connection with his retention as Chief Banking Officer, Mr. Zmitrovich received an additional restricted stock award on January 4, 2021, of 6,780 shares.  The 6,780 shares will vest over a three-year period whereby he receives one-third of the shares on the anniversary of the grant date if he is employed on the anniversary date.

Retirement and Other Benefits:  The Company provides additional compensation to the named executive officers through various plans which are also available to some or all of the employees.  The Compensation Committee oversees these plans and the Compensation Committee considers these plans when reviewing a named executive officer’s total annual compensation and when determining the annual and long-term compensation components described above.  These plans are described below.

Employee 401(k) Savings and Stock Ownership Plan

The Company sponsors a 401(k) savings plan under which eligible employees, including executive officers, may defer a portion of their salary on a pretax basis, subject to certain IRS limits. Each participant in this plan has the right to vote the shares of Common Stock allocated to his or her account.  The 401(k) plan was amended, effective January 1, 2007, to include a non-elective safe-harbor employer contribution and an age-weighted employer contribution. Each December 31st, qualifying employees will receive a non-elective safe-harbor contribution equal to three percent of their salary for that year. Also, each December 31st, qualifying employees will receive an additional contribution based on their age and years of service. The percentage of salary for the age-weighted contribution increases on both factors, age and years of service, with a minimum of one percent of salary and a maximum of ten percent of salary.

In 2021, all executive officers participated in the 401(k) plan and each received all eligible matching contributions under the amended plan.  The Company’s contribution to this plan on behalf of each named executive is disclosed in the “Summary Compensation Table” below.

Employment Agreements.  In order to retain and attract executive officers, the Company recognizes the need to enter into employment agreements with provisions for benefits in connection with a termination of employment.  The Compensation Committee evaluates the potential payments to executive officers under various arrangements that provide for severance payments, including termination and change of control arrangements, in connection with its annual review of executive compensation.

A description of the terms of our severance plans, the specific circumstances that trigger payment of benefits, an estimate of benefits payable upon the occurrence of those triggering events and other information relating to such plans can be found under the captions of “Employment Agreements” and “Potential Payments upon Termination of Employment or Change-in-Control” below.

Annual Compensation of Executive Officers

The following tables and discussion summarize the compensation earned during 2021 and 2020 by (1) the individual serving as chief executive officer during 2021 and (2) each of the two other most highly compensated executive officers who earned more than $100,000 in total compensation for services rendered in all capacities during 2021.

Summary Compensation Table

					Non-
					Equity
					Incentive
					Plan	All Other
				Stock	Compen-	Compen-
Name and		Salary	Bonus	Awards	sation	sation	Total
Principal Position	Year	($)	($)	($) (1)	($) (2)	($) (3)	($)
Brandon C Lorey	2021	468,000	-	277,225	126,360	44,138	915,723
President and Chief	2020	440,000	60,000	195,708	105,600	38,999	840,307
Executive Officer

Kathleen J. Chappell	2021	293,500	-	53,442	73,375	41,822	462,139
Executive Vice President and	2020	243,500	-	43,470	38,960	36,110	362,040
Chief Financial Officer

Joseph T. Zmitrovich	2021	335,000	-	242,864	83,750	46,199	707,814
Executive Vice President and Chief	2020	299,462	75,000	43,470	47,920	34,643	500,495
Banking Officer, Bank of Clarke County

____________________

(1)

The amounts reported reflect the aggregate grant date fair value of the awards computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation – Stock Compensation (formerly FASB 123R Share–Based Payment). This presentation replaces the dollar amount recognized for financial statements purposes and has been reflected for all fiscal years presented. Stock awards consist of both restricted and performance-based awards. Performance-based awards in the above table assume the probable outcome of performance conditions is equal to the maximum potential value of the awards. For valuation and discussion of assumptions related to stock and option awards, please refer to Note 11 to the Company’s audited financial statements for the fiscal year ended December 31, 2021, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2022.

(2)

This column represents bonus amounts earned under the Company’s Senior Officer Incentive Compensation Plan for achievements relating to Company performance and is discussed in further detail beginning on page 10 under the heading “Annual Incentive Bonus”.  Based on the attainment of Company performance goals, the payout, as a percentage of base salary, for the 2020 incentive plan was 24.00% for the President and CEO, 16.00% for the Executive Vice President and CFO and 16.00% for the Executive Vice President and CBO. Based on the attainment of Company performance goals, the payout, as a percentage of base salary, for the 2021 incentive plan was 27.00% for the President and CEO, 25.00% for the Executive Vice President and CFO and 25.00% for the Executive Vice President and CBO.

(3)	The amounts in this column are detailed in the table titled “All Other Compensation” below.

The Company has entered into employment agreements with the named executive officers as described below in the “Employment Agreements” section.  All compensation paid to the named executive officers is determined as described above in the “Compensation Discussion and Analysis” section.

All Other Compensation

Fiscal Year 2021

	401(k)	Life	Restricted
	Company	Insurance	Stock
	Contributions	Premiums	Dividends	Total
Name	($)	($) (1)	($) (2)	($)
Brandon C. Lorey	34,800	2,313	7,025	44,138
Kathleen J. Chappell	37,700	1,281	2,841	41,822
Joseph T. Zmitrovich	34,800	1,540	9,859	46,199

____________________

(1)	The amounts in this column represent the annual premium of group term life insurance with a death benefit equal to three times annual compensation, which the Bank provides to all employees.
(2)

The amounts in this column represent dividends received during 2021 on unvested shares of restricted stock.  Under the Company’s Stock Incentive Plan, holders are entitled to dividends from the grant date through the vesting period.

Employment Agreements

The Company has entered into employment agreements with its named executive officers, as summarized below.

Brandon C. Lorey.  The Company entered into an employment agreement with Mr. Lorey on July 10, 2019, which was amended and restated on January 10, 2020.  The term of Mr. Lorey’s employment agreement continued until December 31, 2021, after which it will automatically extend each December 31 for successive one-year terms, unless either Mr. Lorey or the Company elects not to so extend.  Mr. Lorey’s employment agreement provides for an initial base salary of $400,000 per year.  Mr. Lorey received a cash signing bonus of $50,000, and $30,000 for the purchase of the Company’s common stock.  In addition, Mr. Lorey received a $120,000 performance equity award, which will vest upon the achievement of certain financial metrics and other terms, and a $100,000 restricted stock award in each of his first two years of his employment, each of which will vest one year after the grant date.  Mr. Lorey was eligible for reimbursement of certain business expenses, including up to $100,000 of actual relocation expenses, and is eligible for bonuses or other incentive compensation, if any, in an amount determined by the Board of Directors. He is also entitled to participate in the Company's employee benefit plans and programs for which he is or will be eligible.

Mr. Lorey’s employment agreement provides for the termination of Mr. Lorey’s employment by the Company without “cause” or by him for “good reason” in the absence of a “change of control” (as those terms are defined in his employment agreement). In such cases, Mr. Lorey will be entitled to receive (i) his then-current base salary for two years following his termination, (ii) a payment in cash equal to the greater of his highest cash bonus in any of the three fiscal years before the year in which termination occurs and the amount of cash bonus that he was designated to receive under the Company’s annual incentive plan, (iii) a welfare continuance benefit of $15,000 and (iv) reasonable out-placement services paid by the Company up to an amount that does not exceed 10% of annual base salary. Mr. Lorey will not be entitled to any compensation or other benefits under the agreement if his employment is terminated for cause. If Mr. Lorey’s employment is terminated by the Company without “cause” or by him for “good reason” within one year following a “change of control” (as defined in his employment agreement), he will receive an amount equal to 299% of his average total compensation over the most recent five calendar year period of his employment with the Company prior to the change of control (subject to reduction to the extent that such payment constitutes an “excess parachute payment” under the Internal Revenue Code of 1986, as amended). Mr. Lorey’s entitlement to the foregoing severance payments is subject to his release and waiver of claims against the Company and his compliance with certain restrictive covenants as provided in the employment agreement.

Mr. Lorey’s employment agreement contains restrictive covenants relating to the protection of confidential information, non-disclosure, non-competition and non-solicitation. The non-compete and non-solicitation covenants generally continue for a period of 12 months following the last day of Mr. Lorey’s employment.

Kathleen J. Chappell.  The Company entered into an employment agreement with on April 17, 2013, which was amended and restated on January 10, 2020.  The initial term of Ms. Chappell’s employment agreement ended on December 31, 2021, after which it renewed for a term of one year on December 31, 2021, and will renew each December 31 thereafter, unless Ms. Chappell or the Company provides written notice to the other party at least 90 days prior to the applicable December 31.  Her employment agreement provides for an initial base salary of $230,000, and Ms. Chappell is eligible for base salary increases and bonuses, as determined by the Board of Directors.

Ms. Chappell’s employment agreement provides for the termination of Ms. Chappell’s employment by the Company without “cause” and termination by her for “good reason” (as those terms are defined in her employment agreement). Termination under either of these circumstances will entitle Ms. Chappell to (i) the payment of her then-current salary for 24 months following termination, (ii) a payment in cash equal to the greater of her highest cash bonus in any of the three fiscal years before the year in which termination occurs and the amount of cash bonus that she was designated to receive under the Company’s annual incentive plan and (iii) a welfare continuance benefit equal to 18 times the excess of the premium that would apply for continued healthcare benefit coverage if COBRA continuation were elected, over the amount that she paid for such coverage immediately before termination.  If Ms. Chappell is terminated without cause or resigns for good reason within one year following a “change of control” (as defined in her employment agreement), she will receive an amount equal to 299% of her base salary, annual bonus and equivalent benefits (subject to reduction to the extent that such payment constitutes an “excess parachute payment” under the Internal Revenue Code of 1986, as amended). Ms. Chappell will not be entitled to any compensation or other benefits under her employment agreement if her employment is terminated for “cause.”

Ms. Chappell’s employment agreement also contains covenants relating to non-competition and non-solicitation, each for a period of 12 months following the last day of Ms. Chappell’s employment, and covenants relating to confidentiality and nondisclosure.

Joseph T. Zmitrovich.  The Company entered into an employment agreement with Mr. Zmitrovich on January 10, 2020.  The initial term of Mr. Zmitrovich’s employment agreement ended on December 31, 2021, after which it renewed for a term of one year on December 31, 2021, and will renew each December 31 thereafter, unless Mr. Zmitrovich or the Company provides written notice to the other party at least 90 days prior to the applicable December 31.  His employment agreement provides for an initial base salary of $281,000, and Mr. Zmitrovich is eligible for base salary increases and bonuses, as determined by the Board of Directors.

Mr. Zmitrovich’s employment agreement provides for the termination of Mr. Zmitrovich’s employment by the Company without “cause” and termination by him for “good reason” (as those terms are defined in his employment agreement). Termination under either of these circumstances will entitle Mr. Zmitrovich to (i) the payment of his then-current salary for 24 months following termination, (ii) a payment in cash equal to the greater of his highest cash bonus in any of the three fiscal years before the year in which termination occurs and the amount of cash bonus that he was designated to receive under the Company’s annual incentive plan and (iii) a welfare continuance benefit equal to 18 times the excess of the premium that would apply for continued healthcare benefit coverage if COBRA continuation were elected, over the amount that he paid for such coverage immediately before termination.  If Mr. Zmitrovich is terminated without cause or resigns for good reason within one year following a “change of control” (as defined in his employment agreement), he will receive an amount equal to 299% of his base salary, annual bonus and equivalent benefits (subject to reduction to the extent that such payment constitutes an “excess parachute payment” under the Internal Revenue Code of 1986, as amended). Mr. Zmitrovich will not be entitled to any compensation or other benefits under his employment agreement if his employment is terminated for “cause.”

Mr. Zmitrovich’s employment agreement also contains covenants relating to non-competition and non-solicitation, each for a period of 12 months following the last day of Mr. Zmitrovich’s employment, and covenants relating to confidentiality and nondisclosure.

The Company has not entered into any other agreement or arrangement that provides for the payment of severance or similar benefits to any of the named executive officers in connection with a termination of employment for any other reason.

Holdings of Stock Options and Stock Awards

The following table contains information concerning unvested stock awards at December 31, 2021 for each of the named executive officers.

Outstanding Equity Awards

Fiscal Year-End 2021

	Stock Awards
					Equity
					Incentive
				Equity	Plan
				Incentive	Awards:
				Plan	Market or
				Awards:	Payout
				Number of	Value of
			Market	Unearned	Unearned
		Number of	Value of	Shares,	Shares,
		Shares or	Shares or	Units or	Units or
		Units of	Units of	Other	Other
		Stock That	Stock That	Rights	Rights
		Have Not	Have Not	That Have	That Have
	Grant	Vested	Vested	Not Vested	Not Vested
Name	Date	(#) (1)	($) (3)	(#) (2)	($) (3)
Brandon C. Lorey	1/2/2020	800	27,720	-	-
	1/4/2021	1,300	45,045	1,300	45,045
	7/1/2021	5,866	203,257	-	-

Kathleen J. Chappell	1/2/2019	250	8,663	-	-
	1/2/2020	533	18,468	-	-
	1/4/2021	1,000	34,650	800	27,720

Joseph T. Zmitrovich	1/2/2019	250	8,663	-	-
	1/2/2020	533	18,468	-	-
	1/4/2021	7,580	262,647	600	20,790

___________________

(1)

These amounts are comprised of unvested shares of time-based restricted stock at December 31, 2021. Aside from the shares granted to Mr. Lorey on July 1, 2021, all shares granted vest over a three-year period whereby the executive receives one-third of the shares on the anniversary of the grant date if that executive is employed on the anniversary date. One half of the shares, or 2,933 shares, granted to Mr. Lorey on July 1, 2021, vest over a three-year period whereby he receives one-third of the shares on the anniversary of the grant date if he is employed on the anniversary date. The remaining 2,933 shares vest one year after the grant date of July 1, 2021.

(2)

These amounts are comprised of unvested shares of performance based restricted stock at December 31, 2021, which were issued January 4, 2021. These shares contain vesting conditions lapsing in January 2022 whereby the executive may receive fifty percent of the eligible performance-based shares granted if the Company achieves an overall ranking of at least thirty-nine in the Performance Trust Capital Partners, LLC Rank the Banks Report of sixty-five Virginia banks for the fiscal year of the vesting period. The executive may receive all the eligible performance-based shares granted during 2021 if the Company achieves a rank of six or better the Performance Trust Capital Partners, LLC Rank the Banks Report of sixty-five Virginia banks. The Company’s overall 2021 ranking in the Performance Trust Capital Partners, LLC Rank the Banks Report of sixty-five Virginia banks was eighteen, resulting in the executives receiving 82% of the eligible performance shares upon their vesting in January 2022.

(3)	These amounts represent the fair market value of the restricted stock awards on December 31, 2021. The closing price of the Company’s common stock was $34.65 on that date.

Equity Compensation Plan

The following table set forth the information as of December 31, 2021, with respect to compensation plans under which shares of Common Stock are authorized for issuance:

Number of Securities
	Number of Securities to Be	Weighted Average	Remaining Available
	Issued upon Exercise of	Exercise Price of	for Future Issuance
	Outstanding Options,	Outstanding Options,	Under Equity
Plan Category	Warrants and Rights	Warrants and Rights	Compensation Plans (1)

Equity Compensation Plans
Approved by Shareholders:
2014 Stock Incentive Plan	--	--	355,994

Equity Compensation Plans Not
Approved by Shareholders:(2)	--	--	--

Total	--	--	355,994

_________

(1)    Amounts exclude any securities to be issued upon exercise of outstanding options, warrants and rights.

(2)    The Company does not have any equity compensation plans that have not been approved by shareholders.

Potential Payments upon Termination of Employment or Change-in-Control

Potential Payments Upon Termination Following Change-in-Control

In the event of termination without cause or resignation for good reason following a change in control, the Company’s employment agreements with Mr. Lorey, Ms. Chappell and Mr. Zmitrovich provide for the payments described under “Employment Agreements” above.

Additionally, under the term of the Company’s Stock Incentive Plan, accelerated vesting of both outstanding stock options and restricted stock grants will occur in the event of a change in control. Typically, the payments relating to stock options represent the value of the unvested and accelerated stock options, calculated by multiplying the number of accelerated options by the difference between the exercise price and the closing price of the Company’s Common Stock on the applicable date.

Potential Payments Upon Involuntary Termination Without Cause or Good Reason

 In the event of termination without cause or resignation for good reason, the Company’s employment agreements with Mr. Lorey, Ms. Chappell and Mr. Zmitrovich provide for the payments described under “Employment Agreements” above.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Board of Directors has appointed the firm of Yount, Hyde & Barbour, P.C., as independent public accountants to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2022. Yount, Hyde & Barbour, P.C., as independent public accountants, audited the consolidated financial statements of the Company for the fiscal years ending December 31, 2021, and 2020. Prior to appointment as independent public accountants, Yount, Hyde & Barbour, P.C. had provided internal audit services to the Company and the Bank since 2005. Representatives of Yount, Hyde & Barbour, P.C., are expected to be present at the Annual Meeting, will have an opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions from shareholders.

Although our Bylaws do not require shareholder ratification or other approval of the retention of our independent registered public accounting firm, as a matter of good corporate governance, the Board of Directors is requesting that the shareholders ratify the appointment of Yount, Hyde & Barbour, P.C., as our independent registered public accounting firm for the fiscal year ending December 31, 2022. A majority of the votes cast by the holders of our common stock is required for the ratification of the appointment of Yount, Hyde & Barbour, P.C., as our independent registered public accounting firm.  Abstentions and broker non-votes will not be considered votes cast and will have no effect on the outcome of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE TO RATIFY THE APPOINTMENT OF Yount, Hyde & Barbour, P.C., AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022.

AUDIT INFORMATION

Audit Committee Report

The Audit Committee's Report to the Shareholders, which follows, was approved and adopted by the Committee on March 24, 2022.

Management is responsible for the establishment and maintenance of the Company’s internal controls over financial reporting, assessing the effectiveness of those internal controls over financial reporting, maintaining the financial reporting process to ensure the accuracy and integrity of the Company’s consolidated financial statements, and compliance with laws and regulations and ethical business standards. The independent registered accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and the Company’s internal controls over financial reporting, expressing an opinion as to the conformity of the Company’s consolidated financial statements with U.S. generally accepted accounting principles and expressing an opinion as to the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of the independent registered accounting firm engaged for the purpose of issuing an audit report and performing other audit, review, or attestation services for the Company. The Audit Committee also monitors and oversees the accounting and financial reporting processes of the Company on behalf of the Board of Directors.

In this context, the Audit Committee has met and held discussions with management and Yount, Hyde & Barbour, P.C., the Company’s independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements for the year ended December 31, 2021 were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee has reviewed and discussed these consolidated financial statements with management and Yount, Hyde & Barbour, P.C., including the scope of the independent registered public accounting firm’s responsibilities, critical accounting policies, and practices used and significant reporting issues and judgments made in connection with the preparation of such financial statements.

The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC.

In addition, the Audit Committee discussed with the independent registered public accounting firm the auditors’ independence from the Company and its management, and the independent registered public accounting firm provided to the Audit Committee the written disclosures and letter required by applicable requirements of the PCAOB regarding the independent accountant's communications with the audit committee concerning independence.

The Audit Committee also discussed with the Company’s internal auditor and the independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee met with the internal auditor and the independent registered public accounting firm, with and without management in attendance, to discuss the results of their examinations, the evaluations of the internal controls of the Company, and the overall quality of the financial reporting of the Company. This included the Audit Committee’s monitoring the progress of remediation of noted control deficiencies, until resolved.

Based on such reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, which was filed with the Securities and Exchange Commission on March 30, 2022.

Audit Committee

Cary C. Nelson, Chairwoman

Thomas T. Gilpin

Scott M. Hamberger

Robert W. Smalley, Jr.

Fees of the Independent Registered Public Accounting Firm

Audit Fees.  The aggregate fees billed by Yount, Hyde & Barbour, P.C. for professional services rendered for the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2021, and 2020 and for the review of the financial statements included in the Quarterly Reports on Form 10-Q for those fiscal years was $87,750 and $83,500, respectively.

Audit Related Fees.  The aggregate fees billed by Yount, Hyde & Barbour, P.C. for professional services for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and not reported under the heading “Audit Fees” above for the fiscal years ended December 31, 2021, and 2020 were $9,000 and $8,700, respectively. Audit related fees included consultation concerning financial accounting and reporting standards and employee benefit plan audits.

Tax Fees.  The aggregate fees billed by Yount, Hyde & Barbour, P.C. for professional services related to taxes during the fiscal years ended December 31, 2021, and 2020 was $13,454 and $8,900, respectively.

All Other Fees.  The aggregate other fees billed by Yount, Hyde & Barbour, P.C. during the fiscal years ended December 31, 2021, and 2020 were zero.

Audit Committee Pre-Approval Policy

All audit and audit related services performed by Yount, Hyde & Barbour, P.C. were pre-approved in accordance with the Audit Committee’s Charter.  The Audit Committee, or a designated member of the committee, must pre-approve all audit (including audit related) and non-audit services performed by the independent registered public accounting firm in order to ensure that the performance of such services does not impair the registered public accounting firm’s independence.  Any interim pre-approval of permitted non-audit services is required to be reported to the Audit Committee at its next scheduled meeting.  The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accounting firm to management.

PROPOSAL THREE

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with SEC regulations, the Company is providing shareholders with an advisory (non-binding) vote on the compensation of the named executive officers as disclosed in this Proxy Statement.  Such a proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to endorse or not endorse the Company’s executive compensation programs and policies.  At the Company’s 2019 Annual Meeting, the shareholders voted in favor of having an advisory (non-binding) vote on executive compensation every three years.  Accordingly, shareholders may vote on the following resolution at the Annual Meeting:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Executive Compensation section of the Company’s 2022 Proxy Statement, including the compensation tables and related narrative disclosure in the 2022 Proxy Statement.”

The Company believes its compensation programs and policies are strongly aligned with the long-term interests of its shareholders.  Because this vote is advisory, it will not be binding upon the Company’s Board of Directors or the Compensation Committee.  However, the Board and the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions.  A majority of the votes cast by the holders of our common stock is required for the approval of the foregoing resolution.  Abstentions and broker non-votes will not be considered votes cast and will have no effect on the outcome of this proposal.

The Board of Directors recommends that SHAREHOLDERS vote tO APPROVE, on an advisory basis, THE Company’s NAMED executive OFFICER compensation.

SHAREHOLDER PROPOSALS FOR 2023 ANNUAL MEETING

Under the regulations of the Securities and Exchange Commission, any shareholder desiring to make a proposal to be acted upon at the 2023 Annual Meeting must cause such proposal to be received, in proper form, by the Secretary of the Company, whose address is P.O. Box 391, Berryville, Virginia 22611, no later than December 7, 2022, in order for the proposal to be considered for inclusion in the Company’s Proxy Statement for that meeting.  The Company anticipates holding the 2023 Annual Meeting on May 16, 2023.

The Company’s Bylaws also prescribe the procedure that a shareholder must follow to nominate Directors or to bring other business before shareholders’ meetings outside of the proxy statement process.  For a shareholder to nominate a candidate for Director or to bring other business before a meeting, written notice must be received by the Company not less than sixty (60) days and not more than ninety (90) days prior to the date of the 2023 Annual Meeting.  The notice must describe various matters regarding the nominee and the shareholder giving the notice.  For a shareholder to bring other business before the 2023 Annual Meeting, notice must be received by the Secretary of the Company not less than sixty (60) days and not more than ninety (90) days prior to the date of the 2023 Annual Meeting.  The notice must include a description of the proposed business, the reasons therefore, and other specified matters.  Any shareholder may obtain a copy of the Company’s Bylaws, without charge, upon written request to the Secretary of the Company.  Based on an anticipated meeting date of May 16, 2023, for the 2023 Annual Meeting, the Company must receive any notice of nomination or other business no later than March 17, 2023, and no earlier than February 15, 2023.

ANNUAL REPORT AND FINANCIAL STATEMENTS

The Company’s 2021 Annual Report to Shareholders (the “Annual Report”), which includes a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (excluding exhibits) as filed with the Securities and Exchange Commission, accompanies this Proxy Statement.  A copy of the Annual Report may also be obtained without charge by writing to Ms. Kaley P. Crosen, Secretary of the Company, whose address is P.O. Box 391, Berryville, Virginia 22611.  The Annual Report is not part of the proxy solicitation materials.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors of the Company is not aware of any matters to be presented for consideration at the Annual Meeting other than as set forth herein.  If any other matters properly come before the Annual Meeting, or any adjournment thereof, the person or persons voting the proxies will vote them in accordance with their best judgment.

By Order of the Board of Directors,

Kaley P. Crosen

Executive Vice President, Secretary

April 6, 2022

ANNUAL MEETING OF SHAREHOLDERS OF EAGLE FINANCIAL SERVICES, INC. May 17, 2022 PROXY VOTING INSTRUCTIONS INTERNET – Access www.voteproxy.com and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when You access the web page. TELEPHONE – Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 PM EST the day before the meeting. MAIL – Sign, date and mail your proxy card in the envelope provided as soon as possible. VIRTUALLY AT THE MEETING – The Company will conduct its 2022 annual meeting of shareholders in virtual meeting format only. Conducted by live webcast. To attend the virtual annual meeting. Visit https://web.lumiagm.com/240219847 and be sure to have your control number available. GO GREEN -* e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements, and other eligible documents online, while reducing costs, clutter, and paper waste. Enroll today via ww.astfinancial.com to enjoy online access. IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 17, 2022: The Notice and Proxy Statement and Annual Report to Shareholders are available at https:// www.bankofclarke.bank/EFSI_Annual_Meetings html Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. COMPANY NUMBER ACCOUNT NUMBER 206303000000000000000 051722 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3 PLEASE SING DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE 1 ELECTION OF DIRECTORS: TO ELECT FOUR CLASS I DIRECTORS FOR a term of three years each and two class 111 DIRECTORS for a term of two years each as instructed below For All NOMINEES: Initialed authojty for All nominees  For All except [see instructions below] INSRUCTIONS: To withhold authority to vote for any individual nominee(s) mark “FOR ALL EXCEPT” and fill in the circle next to each nominee(s) you wish to withhold, as show here Thomas T Gilpin Class I Director Scott M Hemberger Class I Director John R Milleson Class I Director Robert w Smalley, Jr, Class I Director Tatiana C Matthews Class iii Director Edward Hill, iii Class iii Director 2 The ratifications of Yount, Hyde & Barbour P C as the independent registered public accounting firm for the year ending December 31,2022 For Against Abstain 3.The approval on an advisory basis of the compensation of the named executive officers For Against Abstain 4 To vote in accordance with their best judgment on such other business, if any, that may properly come before the meeting. INSTRUCTION To To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signatures of Shareholders Date Signature of Shareholders Date Note: Please sign exactly as your name(s) appear(s) hereon or, if you hold shares through TASE, as your name(s) appear(s) in the proof of ownership certificate signed by your TASE Clearing House Member. When signing as attorney, executor, administrator, trustee, or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If signer is a corporation or partnership, please sign in full corporate or partnership name by duly authorized officer.

EAGLE FINANCIAL SERVICES, INC. Proxy for 2022 Annual Meeting of Shareholders Solicited on behalf of the Board of Directors The undersigned hereby appoints Messrs. Thomas T. Byrd, Douglas C. Rinker and Robert W.Smalley. Jr. or any one of them, as proxies, with the power of substitution in each. To act for the undersigned. as designated below. with respect to all of the Company’s Common Stock held of record by the undersigned on March 18, 2022. at the Annual Meeting of Shareholders to be held Tuesday, May 17, 2022 or any adjournment thereof. on each of the matters listed on the reverse side of this proxy card. This proxy when properly executed, will be voted in the manner directed by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the nominees listed under Election of Directors and FOR proposals 2 and 3. (Continued and to be signed on the reverse side)